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                                                                   EXHIBIT (a.5)

                             ARTICLES SUPPLEMENTARY
                                       OF
                              HEARTLAND GROUP, INC.

         The Board of Directors of Heartland Group, Inc. ("Heartland Group"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, by resolutions unanimously adopted at its meeting on February 11, 1999, has taken action to amend the Articles of Incorporation of Heartland Group by adding a new paragraph (l) of Section 7.2 thereof, which shall read in its entirety as follows:

         (l) Early Redemption Fee. The Board of Directors of the Corporation may
             --------------------
         cause the Corporation to impose and collect a fee to be paid to the Corporation on the aggregate current net asset value of Shares of any class or series which are redeemed by a Shareholder within a certain number of days after such Shares have been purchased (the "holding period"). The amount of such fee and the length of the holding period may be determined and modified by the Board of Directors from time to time upon notice to the Shareholders. Collection of this fee may be effected through the retention by the Corporation of a portion of the redemption proceeds equal to the fee or through the redemption by the Corporation at current net asset value, in whole or in part, other Shares of any such class or series from the Shareholder and the retention by the Corporation of the proceeds from such redemption.

         The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Heartland Group's Articles of Incorporation and Sections 2-105(a)(9) and 2-208 of the Maryland General Corporation Law.

                                     HEARTLAND GROUP, INC.



                                     By:__________________________________
                                        William J. Nasgovitz, President


                                     Attest:


                                     By:___________________________________
                                        Lois J. Schmatzhagen, Secretary

                                    (a.5)-1
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Dated: February __, 1999.




STATE OF WISCONSIN         )
                           ) SS
COUNTY OF MILWAUKEE        )

         on this ___ day of February, 1999, before me, a Notary Public for the State and County set forth above, personally came William J. Nasgovitz, as President of Heartland Group, Inc., and Lois J. Schmatzhagen, as Secretary of Heartland Group, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

         IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.


                               -------------------------------------------
                               Notary Public

                               My Commission Expires_____________________

(SEAL)

                                    (a.5)-2